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                                                                     EXHIBIT 11

                         BOWMAR INSTRUMENT CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE

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
                                                                    Fiscal Year

                                                        1995            1994            1993
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
NET INCOME PER COMMON SHARE - PRIMARY:

INCOME:
Net Income                                              $3,903,000      $2,175,000      $  755,000
Less: Dividends on Preferred Stock                         360,000         362,000         384,000
                                                        ----------      ----------      ----------

  Net Income Applicable to Common Stock                 $3,543,000      $1,813,000      $  371,000
                                                        ==========      ==========      ==========

SHARES:
Weighted Average Number of Common
  Shares Outstanding                                     6,426,378       6,390,408       6,121,679

Number of Common Stock Equivalents
  Assuming Exercise of Options Reduced
  by the Number of Shares Which Could
  Have Been Purchased With the Proceeds
  From Exercise of Such Options                            188,863         164,033         114,911
                                                        ----------      ----------      ----------

Weighted Average Number of Shares
  and Common Stock Equivalents                           6,615,241       6,554,441       6,236,590
                                                        ==========      ==========      ==========

NET INCOME PER COMMON SHARE - PRIMARY                        $0.54           $0.28           $0.06
                                                        ==========      ==========      ==========

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NET INCOME PER COMMON SHARE - FULLY DILUTED:

INCOME:
Net Income                                              $3,903,000      $2,175,000      $  755,000
                                                        ==========      ==========      ==========

SHARES:
Weighted Average Number of Shares and
  Common Stock Equivalents                               6,615,241       6,556,826       6,236,590

Number of Shares of Common Stock Issued
  Upon Conversion of Preferred Stock                     1,599,467       1,600,027       1,716,904
                                                        ----------      ----------      ----------

Weighted Average Number of Shares and
  Common Stock Equivalents Assuming
  Conversion of Preferred Stock                          8,214,708       8,156,853       7,953,494
                                                        ==========      ==========      ==========

NET INCOME PER COMMON SHARE - FULLY DILUTED                  $0.48           $0.27           $0.09
                                                        ==========      ==========      ==========
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